Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2015, with respect to the financial statements and supplemental schedules included in the Annual Report of Plexus Corp. 401(k) Retirement Plan on Form 11-K for the years ended December 31, 2014 and December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Plexus Corp. on Form S-8 (File No. 333-76728).

Appleton, Wisconsin
June 29, 2015